Exhibit 23.1

Consent of Independent Accounting Firm

We have issued our report dated May 28, 2019 relating to the audit of the financial statements of Albeck Gerken, Inc. for the years ended December 31, 2018 and 2017, which report is included in this Current Report on Form 8-K/A of Iteris, Inc.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Iteris, Inc. on Form S-3 (File No. 333-220305), and on Form S-8 (File Nos. 333-228210, 333-221790, 333-216407, 333-190309, 333-162807 and 333-146459).

/s/ Justin Frauendorfer

for Bland & Associates, P.C.

Omaha, Nebraska

September 10, 2019